March 9, 2012

The Huntington Funds

2960 North Meridian Street

Suite 300

Indianapolis, Indiana 46208

Ladies and Gentlemen:

We have been requested by The Huntington Funds, a Delaware statutory trust with transferable shares (the “Trust”) established under an Agreement and Declaration of Trust dated May 17, 2006 (the “Declaration”), for our opinion with respect to certain matters relating to the Huntington VA Mid Corp America Fund (the “Acquiring Fund”), a series of the Trust. We understand that the Trust is preparing to file a Registration Statement on Form N-14 for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the Huntington VA New Economy Fund (the “Acquired Fund”), a series of The Huntington Funds, in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund pursuant to an Agreement and Plan of Reorganization, the form of which is included in the Form N-14 Registration Statement (the “Plan”).

We have, as counsel, participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust’s Declaration and By-Laws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plan, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

We are admitted to the Bar of The Commonwealth of Massachusetts and generally do not purport to be familiar with the laws of the State of Delaware. To the extent that the conclusions based on the laws of the State of Delaware are involved in the opinion set forth herein below, we have relied, in rendering such opinions, upon our examination of Chapter 38 of Title 12 of the Delaware Code Annotated, as amended, entitled “Treatment of Delaware Statutory Trusts” and on our knowledge of interpretation of analogous common law of The Commonwealth of Massachusetts.

Based upon the foregoing, it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan and the Trust’s Declaration and By-Laws, will be legally issued, fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, and the potential charges described in the immediately following paragraph.

With respect to the opinion expressed above, we note that, pursuant to Section 5 of Article IV of the Declaration, the trustees have the power to cause any shareholder, or any shareholder of a particular Series, to pay directly, in advance or arrears, for charges of the

The Huntington Funds

March 9, 2012

Trust’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the trustees, by setting off such charges due from such shareholder from declared but unpaid dividends or distributions owed such shareholder and/or by reducing the number of shares in the account of such shareholder by that number of full and/or fractional shares which represent the outstanding amount of such charges due from such shareholder.

We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14 and to the reference to our firm in the Prospectus/Proxy Statement filed as part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

SULLIVAN & WORCESTER LLP

(W0234769)